Exhibit 10.15

Generation Income Properties, Inc.

RESTRICTED STOCK AWARD AGREEMENT

Dear Benjamin Adams:

You (“Grantee”) have been granted an award of restricted shares of the common stock of Generation Income Properties, Inc. (the “Company”) constituting a Restricted Stock Award (this “Award”). This Award is granted under and governed by the terms and conditions of this Award Agreement.

Grant Date:

Number of Shares of Restricted Stock (“Restricted Shares”):

Vesting Schedule and/or Performance Requirements:

Your Restricted Shares will vest as follows:                                                              , provided that you are continuously employed with or in the service of the Company or its Affiliates through the applicable vesting date.

Upon your termination of employment with, or cessation of services to, the Company prior to the date all of the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

Certificate:

Until the Restricted Shares vest, the Company may, at the Company’s discretion, issue one or more certificates or make appropriate book entries representing such Restricted Shares, with an appropriate restrictive legend or stop transfer order, and/or maintain possession of the certificate representing the Restricted Shares (with or without a legend) and/or take any other action that the Company deems necessary or advisable to enforce the limitations under this Award Agreement. The following is an example of a legend that may be appropriate:

After (i) a Restricted Share vests and, if applicable, the Company certifies that performance goals have been achieved; (ii) the receipt by the Company from you of the certificate with legend representing such Restricted Share (if such a certificate had been issued to you); and (iii) any applicable tax requirements under this Award Agreement are met, the Company will deliver to you a certificate representing such Restricted Share, free of legends pertaining to transfer restrictions that were lifted as a result of such vesting, or instruct its transfer agent to remove analogous stop-transfer orders, and such Restricted Share shall thereupon be free of such transfer restrictions, although transfer restrictions imposed by law, company policy or other regulatory standards may still apply. Notwithstanding the foregoing, the Company will not be obligated to issue or deliver any certificates or transfer shares through book entry unless and until the Company is advised by its counsel that the issuance and delivery of the certificates or such transfer are in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange upon which the Stock is traded.

Transferability of Restricted Shares:	You may not transfer or assign this Award for any reason, other than as set forth in this agreement, nor may you sell, transfer, assign or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth below and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested. Any attempted transfer or assignment not permitted will be null and void.

Voting and Dividends:	Subject to the terms of the Award Agreement, you will have all the rights of a shareholder of the Company with respect to voting and receipt of dividends and other distributions on the Restricted Shares that are vested.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Tax Withholding:	You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election must be filed within thirty (30) days after the date of this Award to be effective. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends on the Restricted Shares, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations or to delay delivery of the shares.

Miscellaneous:

•   This Award Agreement may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment or the amendment is otherwise permitted without your consent by this Award Agreement.

•   The failure of the Company to enforce any provision of this Award Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•   In the event any provision of this Award Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included in this Award Agreement.

•   As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Company and that any interpretation by the Company of the terms of this Award Agreement, and any determination made by the Company pursuant to this Award Agreement, shall be final, binding and conclusive.

•   This Award may be executed in counterparts.

OTHER TERMS

1. No Award granted may be sold, assigned, mortgaged, pledged, exchanged, hypothecated or otherwise transferred, or encumbered or disposed of, by a Stock Grantee other than by will or the laws of descent and distribution, and during the lifetime of the Stock Grantee such Awards may be exercised only by the Stock Grantee or the Stock Grantee’s legal representative or by the permitted transferee of such Stock Grantee as hereinafter provided (or by the legal representative of such permitted transferee). Subsequent transfers of transferred Awards are prohibited except transfers otherwise made in accordance with this Section 1. Any attempted transfer not permitted by this Section 13 shall be null and void and have no legal effect. The restrictions set forth in this Section 13, and any risk of forfeiture applicable to an Award, shall be enforceable against any transferee of an Award.

2. Termination and Amendment of Agreement; Amendment, Modification or Cancellation of Awards.

(a) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Subject to the requirements of this Award Agreement, the Company may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in this Award agreement, any modification or amendment that materially diminishes the rights of the grantee, or the cancellation of the Award, shall be effective only if agreed to by the grantee or any other person(s) as may then have an interest in the Award, but the Company need not obtain grantees (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions as follows: (A) to the extent the Company deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Company deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Company determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Stock Grantee (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Company, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Notwithstanding anything to the contrary in an Award agreement, the Company shall have full power and authority to terminate or cause the Stock Grantee to forfeit the Award, and require the Stock Grantee to disgorge to the Company any gains attributable to the Award, if the Stock Grantee engages in any action constituting, as determined by the Company in its discretion, Cause for termination, or a breach of any Award agreement or any other agreement between the Stock Grantee and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

(iii) Any Awards shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

(b) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

3. Taxes.

(a) Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Stock Grantee as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company or its Affiliate may deduct (or require an Affiliate to deduct) from any cash payments of any kind otherwise due the Stock Grantee, or with the consent of the Company, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such Stock Grantee to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then, unless restricted by the Company and subject to such procedures as the Company may specify, a Stock Grantee may satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to deliver other previously owned Shares. To the extent expressly permitted by the Company, a Stock Grantee may satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with an Award by having the Company or its Affiliate withhold Shares otherwise issuable under the Award or tendering back Shares received in connection with such Award. Notwithstanding anything to the contrary herein, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Company requires. In any case, the Company and its Affiliates may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Award Agreement, the Company does not guarantee to any Stock Grantee or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

4. Miscellaneous.

(a) Other Terms and Conditions. The Company may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Stock Grantee) as the Company determines appropriate to the extent not otherwise prohibited by the terms of this Award Agreement.

(b) Employment and Service. The issuance of an Award shall not confer upon a Stock Grantee any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Company, for purposes of all Awards, the following rules shall apply:

(i) a Stock Grantee who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Stock Grantee who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Stock Grantee’s termination of employment with the Company and its Affiliates;

(iii) a Stock Grantee who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Stock Grantee’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Stock Grantee employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Stock Grantee’s termination of employment or service triggers the payment of compensation under such Award, then the Stock Grantee will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Award Agreement or an Award to the contrary, if any Stock Grantee is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Stock Grantee on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Award Agreement, and the Company may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Awards Not Includable for Benefits Purposes. This Award Agreement is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Award Agreement’s benefits. This Award Agreement does not establish any fiduciary relationship between the Company and any Stock Grantee or other person. To the extent any person holds any rights by virtue of an Award granted under this Award Agreement, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Stock Grantee pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Stock Grantee which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Award Agreement, the Company has no liability to deliver any Shares under this Award Agreement or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Stock Grantee has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Award Agreement as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Governing Law; Venue. This Award Agreement, and all agreements under this Award Agreement, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Award Agreement, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Award Agreement, any Award or any award agreement, may only be brought and determined in (i) a court sitting in the State of Delaware, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Award Agreement, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Award Agreement is not to be construed with reference to such titles.

(i) Severability. If any provision of this Award Agreement or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Award Agreement, any award agreement or any Award under any law the Company deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the intent of this Award Agreement, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Award Agreement, such award agreement and such Award will remain in full force and effect.

5. Definitions. Capitalized terms used in this Award agreement have the following meanings:

(a) “Affiliate” shall have the meaning given in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b) “Award” means a grant of Restricted Stock.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means any of the following as determined by the Company: (i) with respect to Stock Grantees other than Non-Employee Directors, (A) the failure of the Stock Grantee to perform or observe any of the material terms or provisions of any written employment agreement between the Stock Grantee and the Company or its Affiliates or, if no written agreement exists, the gross dereliction of the Stock Grantee’s duties (for reasons other than the Stock Grantee’s Disability) with respect to the Company or its Affiliates; (B) the failure of the Stock Grantee to comply fully with the lawful directives of the Board or the board of directors of an Affiliate of the Company, as applicable, or the officers or supervisory employees to whom the Stock Grantee reports; (C) the Stock Grantee’s dishonesty, misconduct, misappropriation of funds, or disloyalty or disparagement of the Company, any of its Affiliates or its management or employees; or (D) other proper cause determined in good faith by the Company; or (ii) with respect to Non-Employee Directors, (A) fraud or intentional misrepresentation; (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Affiliates; or (C) any other gross or willful misconduct as determined by the Committee, in its sole and conclusive discretion.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(f) “Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who also qualify as Outside Directors to the extent necessary for the Award Agreement to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule and to permit Awards that are otherwise eligible to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify.

(g) “Company” means Generation Income Properties, Inc., a Maryland corporation, or any successor thereto.

(h) “Director” means a member of the Board; “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries; and “Outside Director” means a Director who qualifies as an outside director within the meaning of Code Section 162(m).

(i) “Disability” means disability as defined in the Company’s long-term disability plan covering exempt salaried employees, except as otherwise determined by the Company and set forth in an Award agreement. The Company shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

(j) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(l) “Fair Market Value” means, per Share on a particular date, the last sales price on such date on the national securities exchange on which the Stock is then traded, as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, will be used. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Company, in its discretion, will be used. If an actual sale of a Share occurs on the market, then the Company may consider the sale price to be the Fair Market Value of such Share.

(m) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(n) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(o) “Retirement” means termination of employment or service with the Company and its Affiliates on or after the date the Stock Grantee has both attained age sixty (60) and completed ten (10) years of service with the Company and its Affiliates.

(p) “Section 16 Stock Grantees” means Stock Grantees who are subject to the provisions of Section 16 of the Exchange Act.

(q) “Share” means a share of Stock.

(r) “Stock” means the Common Stock, par value $0.01, of the Company.

(s) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AGREEMENT.

GENERATION INCOME PROPERTIES, INC.

By:
	[Name of Authorized Officer]	[Name of Recipient]

Date: